NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Reports First Quarter 2013 Financial Results

CORAL GABLES, FL, May 16, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, today announced financial results for the three month period ended March 31, 2013.

Patrick J. McEnany, Catalyst’s Chief Executive Officer, “Since the beginning of 2013, we have made solid progress towards completion of our 2013 corporate goals. We have completed the transfer of the Firdapse™ program from BioMarin and have started to add additional patients into the LMS-002 clinical trial for Firdapse™ to treat Lambert-Eaton Myasthenic Syndrome (LEMS). We have also made progress towards the opening of additional clinical trial sites in the U.S. and Europe. In that regard, we intend to regularly update the market regarding the status of our development efforts for Firdapse™ as these matters progress.”

Financial Results

Catalyst reported a GAAP net loss of $1,744,289, or $0.04 per basic and diluted share, compared to a GAAP net loss of $1,089,186, or $0.04 per basic and diluted share, for the same period in 2012. Excluding non-cash expense of $45,326 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $1,698,963, or $0.04 per share for the first quarter of 2013. In

[1]

Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

comparison, Non-GAAP1 net loss for the first quarter of 2012 was $1,363,393, or $0.06 per share, which excludes non-cash income of $274,207 attributable to the change in fair value of liability-classified warrants.

Research and development expenses for the first quarter of 2013 were $1,092,301, compared to $727,327 in the first quarter of 2012. Research and development expenses increased when compared to the same period in 2012 as Catalyst expanded its activities associated with the currently ongoing phase III trial evaluating Firdapse™ for the treatment of LEMS. Catalyst expects that research and development expenses will increase during 2013 as a result of the ongoing development projects for Firdapse™.

General and administrative expenses for the first quarter of 2013 totaled $613,129, compared to $637,383 in the first quarter of 2012.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in either the first quarter of 2013 or the first quarter of 2012.

At March 31, 2013, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $13.2 million and no debt. Catalyst believes that its existing cash and investments will be sufficient to meet its projected operating requirements through the first quarter of 2014.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder, Tourette Syndrome, and movement disorders associated with the treatment of Parkinson’s Disease.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the Phase III trial evaluating Firdapse™ for the treatment of LEMS will be successful, whether the Phase III trial will be completed on the expected timeline, whether Catalyst has sufficient resources to meet its projected operating requirements through the first quarter of 2014, as well as those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended March 31,
	2013	2012
Revenues – government grant	$—	$—

Operating costs and expenses:
Research and development	1,092,301	727,327
General and administrative	613,129	637,383

Total operating costs and expenses	1,705,430	1,364,710

Loss from operations	(1,705,430)	(1,364,710)
Interest income	6,467	1,317
Change in fair value of warrants liability	(45,326)	274,207

Loss before income taxes	(1,744,289)	(1,089,186)
Provision for income taxes	—	—

Net loss	$(1,744,289)	$(1,089,186)

Net loss per share – basic and diluted	$(0.04)	$(0.04)

Weighted average shares outstanding – basic and diluted	41,420,687	24,710,362

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$646,045	$1,409,939
Certificates of deposit	5,005,380	6,502,825
Short-term investments	7,507,146	7,504,444
Prepaid expenses	1,242,785	1,309,470

Total current assets	14,401,356	16,726,678
Property and equipment, net	57,747	53,679
Deposits	8,888	8,888

Total assets	$14,467,991	$16,789,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$567,185	$1,365,663
Accrued expenses and other liabilities	416,050	281,002

Total current liabilities	983,235	1,646,665
Accrued expenses and other liabilities, non-current	21,265	21,878
Warrants liability, at fair value	543,913	498,587

Total liabilities	1,548,413	2,167,130

Total stockholders’ equity	12,919,578	14,622,115

Total liabilities and stockholders’ equity	$14,467,991	$16,789,245